Exhibit 10.4

TELEPHONE AND DATA SYSTEMS, INC.

AMENDMENT TO

SALARY CONTINUATION AGREEMENT

FOR LEROY T. CARLSON

THIS AMENDMENT TO AGREEMENT, entered into this ___________ day of ________________, 2008, by and between TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Corporation”) and LEROY T. CARLSON (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Executive heretofore have entered into a Salary Continuation Agreement, dated as of May 20, 1977 and amended as of May, 1981 and May 29, 1984 (the “Agreement”);

WHEREAS, section 409A of the Internal Revenue Code of 1986, as amended (“section 409A”), sets forth certain requirements with respect to nonqualified deferred compensation arrangements, which for this purpose may include the Agreement; and

WHEREAS, the Corporation and the Executive desire to amend the Agreement to reflect the requirements of section 409A.

NOW, THEREFORE, it hereby is agreed that the Agreement be amended, effective as of January 1, 2009, as follows:

1.  Paragraph 1 hereby is amended to add the following two sentences at the end thereof:

For all purposes of this Agreement, the Executive’s “retirement” shall be his separation from service with the Company and all entities treated as a single employer with the Company under sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (but substituting a 50% ownership level for the 80% ownership level set forth therein).  “Separation from service” for this purpose shall mean a termination of employment within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder).

2.  Paragraph 4.1 hereby is amended to add the following two sentences at the end thereof:

Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of the Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates) as of the date of his retirement, no payment to the Executive under this Agreement as a result of his retirement shall be made before the date which is six months after the date of the Executive’s retirement.  Payments delayed pursuant to the immediately preceding sentence shall be paid to the Executive in a lump sum during the seventh calendar month following the calendar month of the Executive’s retirement (or, if earlier, to the Executive’s wife, Margaret D. Carlson (or, if designated by the Executive in writing delivered to the Company before his death, to a trust over which Margaret D. Carlson has a general power of appointment), during the calendar month following the calendar month of the Executive’s death).

3.  The second sentence of paragraph 5 hereby is amended to replace the phrase “termination of his employment” set forth therein with the phrase “the Executive’s retirement”.

4.  Paragraph 7.2 hereby is amended to replace the phrase “If the Company discharges the Executive prior to his retirement,” set forth therein with the phrase “If the Executive retires as a result of discharge by the Company,”.

FURTHER AGREED, that in all other respects, the provisions of the Agreement hereby are affirmed.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Amendment to Agreement as of the day and year first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:
Herbert S. Wander
Chairperson, Compensation Committee

EXECUTIVE

LeRoy T. Carlson